CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form
S-1 on Form S-3 (File No. 333-173021) (the Post-Effective Amendment) and in the Registration Statements on Form S-8 (File No. 333-174835 and File No. 333-151065) pertaining to the Cascade Bancorp 2008 Performance Incentive Plan of our report dated March 26, 2012, with respect to the consolidated statements of operations, comprehensive loss, changes in stockholders' equity, and cash flows of Cascade Bancorp and subsidiary (collectively, "Cascade Bancorp") for the year ended December 31, 2011, included in Cascade Bancorp's Annual Report (Form 10-K) for the year ended December 31, 2013.

We also consent to the reference to our firm under the heading "Experts" in the prospectus included in the Post-Effective Amendment.

/s/ Delap LLP

Lake Oswego, Oregon
March 31, 2014